Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Brands, Inc.

(413) 747-6284

lsharp@aob.com

American Outdoor Brands Prepares for Spin-Off

With Name and Stock Ticker Symbol Change

Company Prepares for Spin-Off of Outdoor Products & Accessories Business

Fourth Quarter and Full Fiscal 2020 Financial Release and Conference Call Scheduled

SPRINGFIELD, Mass., June 1, 2020 – Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI), (formerly American Outdoor Brands Corporation), one of the world’s leading providers of firearms and quality products for the shooting, hunting, and rugged outdoor enthusiast, has changed its name from American Outdoor Brands Corporation to Smith & Wesson Brands, Inc. and its ticker symbol from AOBC to SWBI. The name change reflects the company’s preparation for the previously announced spin-off of its outdoor products and accessories business as a tax-free stock distribution to its stockholders in late summer 2020, a transaction that would create two independent publicly traded companies: Smith & Wesson Brands, Inc. (which would encompass the firearm business) and American Outdoor Brands, Inc. (which would encompass the outdoor products and accessories business). The company also unveiled the logo for the American Outdoor Brands, Inc. spin-off company, which is also available for viewing at www.aout.aob.com.

Barry M. Monheit, Chairman of the Board, said, “The name change of our parent company is an important step toward spinning off our outdoor products and accessories business, which remains on track to occur in late summer. We believe that separating into two independent public companies will allow each organization to better align its strategic objectives with its capital allocation priorities. We also believe that this action will give the investment community clearer insight into the value creation potential in each of these independent companies, ultimately driving enhanced stockholder value.”

The company’s common shares continue to be listed for trading on the Nasdaq Global Select exchange under the ticker symbol ‘SWBI’. In conjunction with the name and ticker symbol change, the company’s common shares have been assigned a new CUSIP number of 831754 106.

The company also announced that it plans to release its fourth quarter and full fiscal 2020 financial results on Thursday, June 18, after the close of the market. The full text of the press release will be available on the Smith & Wesson Brands, Inc. web site at www.aob.com under the Investor Relations section.

Financial Results Conference Call

The company will host a conference call and webcast on June 18, 2020, to discuss its fourth quarter and full fiscal 2020 financial and operational results. Speakers on the conference call will include Brian Murphy, Co-President and Co-Chief Executive Officer, Mark Smith, Co-President and Co-Chief Executive Officer, and Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Those interested in listening to the conference call via telephone may call directly at (844) 309-6568 and reference conference identification number 4395365. No RSVP is necessary. The conference call audio webcast can also be accessed live on the company’s website at www.aob.com, under the Investor Relations section.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The Company reports two segments: Firearms and Outdoor Products & Accessories. Firearms manufactures handgun, long gun, and suppressor products sold under the iconic Smith & Wesson®, M&P®, Thompson/Center Arms™, and Gemtech® brands, as well as provides forging, machining, and precision plastic injection molding services. Outdoor Products & Accessories is an industry leading provider of shooting, reloading, gunsmithing and gun cleaning supplies, specialty tools and cutlery, and electro-optics products and technology for firearms. This segment produces innovative, top quality products under the brands Caldwell®; Crimson Trace®; Wheeler®; Tipton®; Frankford Arsenal®; Lockdown®; BOG®; Hooyman®; Smith & Wesson® Accessories; M&P® Accessories; Thompson/Center Arms™ Accessories; Performance Center® Accessories; Schrade®; Old Timer®; Uncle Henry®; Imperial®; BUBBA®; UST®; and LaserLyte®. For more information call (844) 363-5386 or log on to www.aob.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, our expectation to complete the spin-off of our outdoor products and accessories business as a tax-free stock distribution to our stockholders in late summer 2020, thereby creating two independent, publicly traded companies: Smith & Wesson Brands, Inc. (which would encompass the firearm business) and American Outdoor Brands, Inc. (which would encompass the outdoor products and accessories business); our belief that separating into two independent public companies will allow each organization to better align its strategic objectives with its capital allocation priorities; and our belief that this action will give the investment community clearer insight into the value creation potential in each of these independent companies, ultimately driving enhanced stockholder value. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability, and costs of raw materials and components; the impact of protectionist tariffs and trade wars; speculation surrounding fears of terrorism and crime; our anticipated growth and growth opportunities; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; our penetration rates in new and existing markets; our strategies; our ability to maintain and enhance brand recognition and reputation; risks associated with the establishment of our new 630,000 square foot Logistics & Customer Services facility in Missouri; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the general growth of our outdoor products and accessories business; the potential for cancellation of orders from our backlog; the completion of our proposed spin-off; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2019.